EXHIBIT 3.1

[SEAL]	DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
	(775) 684 5708	FILED # C1188-80
	Website: secretaryofstate.biz	OCT 08 2004

	Certificate of Amendment	IN THE OFFICE OF
	(PURSUANT TO NRS 78.385 and 78.390)	DEAN HELLER, SECRETARY OF STATE

Important:   Read attached instructions before completing form.         ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.   Name of corporation:   Cyanotech Corporation

2.   The articles have been amended as follow (provide article numbers, if available):

The first paragraph of Article V of the Articles of Incorporation of Cyanotech is amended in its entirety to read as follows:

“The Corporation shall have the authority to issue thirty-five million (35,000,000) shares of stock. Of these shares, thirty million (30,000,000) shall be common stock, par value $0.005, having a total par value of $150,000, and five million (5,000,000) shares shall be specified as preferred stock, par value $0.01, total par value of $50,000. Each common share issued pursuant to this paragraph shall be fully paid and nonassessable.”

3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: For   95.15%,   Against:   4.44%*   Abstain:   0.41%

4.   Effective date of filing (optional):   September 01, 2004
                                                                                (must not be later than 90 days after the certificate is filed)

5.   Officer Signature (required):   /s/ Jeffrey H. Sakamoto
                                                                Jeffrey H. Sakamoto, Vice President of Finance

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.